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                                                                   EXHIBIT 12.1

                                 AMETEK, INC.
     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                PRO FORMA(2)                               HISTORICAL
                         -------------------------- --------------------------------------------------------------
                                                      SIX MONTHS
                          SIX MONTHS    YEAR ENDED  ENDED JUNE 30,            YEARS ENDED DECEMBER 31,
                             ENDED     DECEMBER 31, ----------------  --------------------------------------------
                         JUNE 30, 1998     1997      1998     1997     1997     1996     1995     1994      1993
                         ------------- ------------ -------  -------  -------  -------  -------  -------  --------
Earnings:
  Income (loss) from
  continuing opera-
  tions.................    $31,349      $52,417    $30,273  $23,782  $50,264  $43,072  $36,884  $29,004  $(13,337)
  Income tax expense
  (benefit).............     18,121       29,194     17,488   13,425   27,930   23,310   21,721   17,009    (7,504)
  Interest expense--
  gross.................     10,985       15,082     12,694    9,322   18,499   19,660   20,317   22,295    18,580
  Capitalized interest..       (326)        (318)      (326)    (183)    (318)    (599)    (142)    (677)     (977)
  Amortization of debt
  financing costs(1)....        --           --         --       --       --       136    1,221    1,385       173
  Interest portion of
  rental expense........      1,085        1,944      1,085      921    1,944    1,844    1,552    1,399     1,394
                            -------      -------    -------  -------  -------  -------  -------  -------  --------
    Adjusted earnings
    (loss)..............    $61,214      $98,319    $61,214  $47,267  $98,319  $87,423  $81,553  $70,415  $ (1,671)
                            =======      =======    =======  =======  =======  =======  =======  =======  ========
Fixed Charges:
  Interest expense, net
  of capitalized inter-
  est...................    $10,659      $14,764    $12,368  $ 9,139  $18,181  $19,061  $20,175  $21,618  $ 17,603
  Capitalized interest..        326          318        326      183      318      599      142      677       977
  Amortization of debt
  financing costs(1)....        --           --         --       --       --       136    1,221    1,385       173
  Interest portion of
  rental expense........      1,085        1,944      1,085      921    1,944    1,844    1,552    1,399     1,394
                            -------      -------    -------  -------  -------  -------  -------  -------  --------
    Fixed charges.......    $12,070      $17,026    $13,779  $10,243  $20,443  $21,640  $23,090  $25,079  $ 20,147
                            =======      =======    =======  =======  =======  =======  =======  =======  ========
                            -------      -------    -------  -------  -------  -------  -------  -------  --------
  Ratio of adjusted
  earnings to fixed
  charges...............        5.1x         5.8x       4.4x     4.6x     4.8x     4.0x     3.5x     2.8x      -- (3)
                            =======      =======    =======  =======  =======  =======  =======  =======  ========
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(1) Included in interest expense in 1998 and 1997. Not significant in amount.
(2) The pro forma ratio of earnings to fixed charges assumes the retirement of
    $136.2 million of the Existing Notes from the net proceeds of the Private
    Offering (at an assumed interest rate of 7.241%).
(3) Earnings from continuing operations in 1993 were insufficient to cover fixed charges by approximately $21.8 million.